Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen             MEDIA

Vice President, Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter             ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS FISCAL 2012 THIRD-QUARTER EPS GROWTH;

REAFFIRMS FISCAL 2012 EXPECTATIONS

Third-quarter Fiscal 2012 Highlights (vs. year-ago amounts):

•	Diluted EPS from continuing operations of $0.65 as reported and $0.51 adjusted for items impacting comparability, up 25% as reported and up 2% on a comparable basis.

•	Commercial Foods’ sales grew 14%, reflecting pricing actions necessary to address inflation, volume growth for potato products, and the pass-through of higher wheat costs.

•	Consumer Foods’ net sales increased 4%, driven by recent acquisitions; organic price/mix contributed 5% and organic volumes declined 5%.

•	The company completed the acquisition of Del Monte Canada shortly after the end of the quarter.

•	The company continues to expect fiscal 2012 EPS to reflect a low- to mid-single-digit rate of growth (year-over-year), adjusted for items impacting comparability.

•	The company expects operating cash flow of about $1.3 billion for the fiscal year, before the impact of discretionary pension funding.

OMAHA, Neb., March 22, 2012 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2012 third quarter ended Feb. 26, 2012. Diluted EPS from continuing operations was $0.65 as reported, up 25% over $0.52 a year ago. After adjusting for $0.14 of net EPS benefit in the current quarter, and $0.02 of net EPS benefit in the year-ago period, from items impacting comparability, diluted EPS of $0.51 from continuing operations in the fiscal third quarter increased 2% over the comparable $0.50 in the year-ago period. Items impacting comparability in the third quarter of the current fiscal year and prior fiscal year are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 9.

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CONAGRA FOODS

Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “Conditions have been difficult across the industry due to high inflation and soft volumes for retail consumer food brands. Our Lamb Weston potato business performed well, and we benefited from total margin management efforts that include price increases in both operating segments and good overall cost savings. We remain committed to our EPS goals for fiscal 2012, and we will continue our focus on deploying cash in ways that create long-term value.”

Consumer Foods Segment (63% of YTD sales)

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of $2,157 million for the fiscal third quarter, up 4% year over year; the sales increase reflects a 5% contribution from favorable price/mix, a 5% organic volume decline, and a 4% contribution from recent acquisitions. The 5% organic volume decline reflects challenging industry conditions and the company’s additional recent price increases.

•	Brands posting sales growth for the quarter include ACT II, Chef Boyardee, DAVID, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Wesson, and others.

•	More brand details can be found in the Q&A document accompanying this release.

•	Fiscal third-quarter sales for this segment include sales for the recently acquired National Pretzel Company, as well as amounts for Agro Tech Foods, Ltd. of India, in which the company recently increased its ownership to a majority interest and which the company now consolidates for financial statement reporting purposes.

Operating profit of $331 million was 20% above $276 million a year ago, as reported. Current-quarter amounts include $59 million of gain resulting from the recent acquisition of a majority interest in Agro Tech Foods, Ltd., as well as approximately $8 million of restructuring costs. Prior-year amounts include approximately $22 million of restructuring costs. After adjusting for these

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CONAGRA FOODS

items, current-quarter segment operating profit declined 6% from comparable amounts last year due to very high input cost inflation. As expected , input cost inflation in the fiscal third quarter was the most severe of any this fiscal year, at 11%, and more than offset the benefit of strong price and cost-oriented margin management initiatives as well as profit contribution from recent acquisitions. Despite difficult industry conditions that have softened the near-term outlook for this segment, the company expects modest comparable year-over-year profit growth for this segment in the fiscal fourth quarter largely due to an expected slowdown in the rate of inflation.

Commercial Foods Segment (37% of YTD sales)

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Fiscal third-quarter sales for the Commercial Foods segment were $1,216 million, 14% above year-ago amounts. The sales growth reflects the benefit of commodity-driven price increases and increased volumes for the Lamb Weston potato operations, as well as the pass-through of higher wheat costs in the milling operations. Other product lines in the segment posted good top-line results.

The segment’s operating profit increased 7% to $150 million as reported; after adjusting for $10 million of restructuring charges in prior-year amounts, current-quarter operating profit was essentially in line with comparable year-ago amounts. Lamb Weston improved profit performance through pricing actions, volume growth, and productivity gains, which collectively offset a profit decline in the milling operations. The profit decline for the milling operations was driven by a difficult comparison given a very strong performance in the year-ago period, as well as less favorable market conditions. Improved mix, notably through sales growth for sweet potatoes and whole grains, favorably impacted segment results.

The company expects this segment to post strong profit growth in the fourth quarter of the fiscal year given pricing actions already taken, momentum with potato volumes, and the nature of the quarterly comparison.

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CONAGRA FOODS

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

The company recorded $22 million of net hedging benefit within unallocated Corporate expense in the current quarter, and $24 million of net hedging benefit as unallocated Corporate expense in the year-ago period. The company identifies these amounts as items impacting comparability. Those amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold (COGS).

Other Items

•

Corporate expense was $65 million for the quarter and $23 million in the year-ago period. Current-quarter amounts include $22 million of net hedge benefit, as well as $12 million of net expense related to historical legal and insurance matters. Prior-year amounts include $24 million of net hedge benefit and $25 million of benefit from a debtor’s prepayment of a note receivable. After adjusting for items impacting comparability, current-quarter expense was $75 million compared with $72 million a year ago.

•

Equity method investment earnings were $13 million for the fiscal third quarter, up from $7 million a year ago. The increase reflects continued momentum with turnaround efforts in the Lamb Weston Meijer European potato joint venture, which is an important contributor to the global reach of the company’s potato operations.

•	Net interest expense was $50 million in the current quarter, compared with $52 million in the year-ago period.

•

The effective tax rate for continuing operations for the quarter was approximately 28% as reported, lower than planned, largely due to a gain resulting from the acquisition of a majority interest in Agro Tech Foods, Ltd. This gain is not subject to taxes, and it is treated as an item impacting comparability. The company expects the effective tax rate for the full fiscal year 2012 to be approximately 34%, excluding items impacting comparability.

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CONAGRA FOODS

Capital Items

•

As previously disclosed, the company completed the acquisition of National Pretzel Company in the fiscal third quarter. Separately, ConAgra Foods increased its investment in Agro Tech Foods, Ltd of India in the fiscal third quarter and became a majority owner in that company. ConAgra Foods used cash on hand for these transactions.

•

Shortly after the end of the fiscal third quarter, ConAgra Foods used cash on hand to acquire Del Monte Canada for a purchase price of approximately $185 million. Fiscal 2011 sales of Del Monte Canada were approximately $150 million. The company expects no significant EPS impact from Del Monte Canada for the remainder of fiscal 2012, adjusted for items impacting comparability.

•	Dividends for the current quarter totaled $99 million versus $100 million in the year-ago period; the decrease reflects fewer shares outstanding partially offset by a higher dividend rate.

•

The company repurchased approximately $7 million of its shares of common stock during the quarter; the company has approximately $775 million remaining on its outstanding share repurchase authorizations.

•

For the current quarter, capital expenditures from continuing operations for property, plant, and equipment were $79 million, compared with $136 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $91 million for the quarter; this compares with a total of $90 million in the year-ago period.

Fiscal Fourth Quarter EPS Growth

While business conditions remain difficult and have softened the company’s near-term EPS outlook, the company expects modest year-over-year EPS growth in the fiscal fourth quarter, adjusted for items impacting comparability. The growth is expected to be driven by continued momentum with potato products in the Commercial Foods segment, an anticipated slowdown in the rate of inflation in the Consumer Foods segment, and the overall nature of the comparison.

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CONAGRA FOODS

Major Items Impacting Third-quarter Fiscal 2012 EPS Comparability

Included in the $0.65 diluted EPS from continuing operations for the third quarter of fiscal 2012 (EPS amounts rounded and after tax):

•

Approximately $0.14 per diluted share of net benefit, or $59 million, related to a gain on the company’s increased investment in Agro Tech Foods, Ltd. This gain is not subject to taxes. This gain is classified as a reduction of Selling, General, and Administrative expense (SG&A) within the Consumer Foods segment.

•

Approximately $0.03 per diluted share of net gain, or $22 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold (COGS).

•

Approximately $0.03 per diluted share of net expense, or $12 million pretax, related to adjustments to historical legal and insurance matters. The majority of these costs are not tax deductible. This is classified as unallocated Corporate expense.

•

Approximately $0.01 per diluted share of net expense, or $8 million pretax, related to restructuring activities designed to improve efficiencies in the Consumer Foods segment ($5 million classified within COGS, $3 million classified within SG&A).

Included in the $0.52 diluted EPS from continuing operations for the third quarter of fiscal 2011 (EPS amounts rounded and after tax):

•

Approximately $0.05 per diluted share of net expense, or $32 million pretax of restructuring charges classified as $22 million within Consumer Foods ($6 million COGS, $16 million SG&A) and $10 million within the Commercial Foods segment (SG&A).

•

Approximately $0.04 per diluted share of net benefit, or $25 million pretax, resulting from the receipt of $554 million in cash as early repayment in full for notes receivable related to the 2008 divestiture of the Trading and Merchandising operations. This is classified within unallocated Corporate expense.

•

Approximately $0.03 per diluted share of net benefit, or $24 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in cost of goods sold.

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CONAGRA FOODS

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-419-6594 and 1-719-325-4910, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 1930065. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including any negative effects caused by inflation; the effectiveness of the company’s product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any product recalls; the company’s success in efficiently and effectively integrating the company’s acquisitions; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q3 FY12 and Q3 FY11 diluted earnings per share, Consumer Foods segment operating profit, Commercial Foods segment operating profit, and FY11 diluted earnings per share, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q3 FY12 & Q3 FY11 Diluted EPS from Continuing Operations—Reconciliation for Regulation G Purposes

	Q3 FY12	Q3 FY11	Year- over-year % change
Diluted EPS from continuing operations	$0.65	$0.52	25%
Items impacting comparability:
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.	(0.14)	—
Benefit of gain on early repayment of Trading & Merchandising divestiture-related PIK note	—	(0.04)
Net benefit related to unallocated mark-to-market impact of derivatives	(0.03)	(0.03)
Net expense related to historical legal and insurance matters	0.03	—
Expense related to restructuring charges	0.01	0.05
Rounding	(0.01)	—

Diluted EPS adjusted for items impacting comparability	$0.51	$0.50	2%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY12	Q3 FY11	Year- over-year % change
Consumer Foods Segment Operating Profit	$331	$276	20%
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.	(59)	—
Expense related to restructuring charges	8	22

Consumer Foods Segment Adjusted Operating Profit	$280	$298	-6%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q3 FY12	Q3 FY11	Year- over-year % change
Commercial Foods Segment Operating Profit	$150	$141	7%
Expense related to restructuring charges	—	10

Commercial Foods Segment Adjusted Operating Profit	$150	$151	-1%

FY11 EPS—Reconciliation for Regulation G Purposes

Total FY11
Diluted EPS from continuing operations	$1.90
Items impacting comparability:
Expense related to restructuring charges	0.08
Benefit related to unallocated mark-to-market impact of derivatives	(0.05)
Benefit related to receipt of insurance proceeds from Garner, N.C., accident	(0.15)
Benefit of gain on early repayment of Trading & Merchandising divestiture-related PIK note	(0.04)
Rounding	0.01

Diluted EPS adjusted for items impacting comparability	$1.75

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 26, 2012	February 27, 2011	Percent Change
SALES
Consumer Foods	$2,157.2	$2,072.2	4.1%
Commercial Foods	1,215.9	1,069.1	13.7%

Total	3,373.1	3,141.3	7.4%

OPERATING PROFIT
Consumer Foods	$331.3	$276.0	20.0%
Commercial Foods	150.0	140.6	6.7%

Total operating profit for segments	481.3	416.6	15.5%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(65.0)	(23.4)	177.8%
Interest expense, net	(49.7)	(51.6)	(3.7)%

Income from continuing operations before income taxes and equity method investment earnings	$366.6	$341.6	7.3%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 26, 2012	February 27, 2011	Percent Change
SALES
Consumer Foods	$6,227.1	$5,975.1	4.2%
Commercial Foods	3,621.9	3,118.0	16.2%

Total	9,849.0	9,093.1	8.3%

OPERATING PROFIT
Consumer Foods	$783.8	$762.2	2.8%
Commercial Foods	408.3	381.1	7.1%

Total operating profit for segments	1,192.1	1,143.3	4.3%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(298.5)	(177.1)	68.5%
Interest expense, net	(153.2)	(122.6)	25.0%

Income from continuing operations before income taxes and equity method investment earnings	$740.4	$843.6	(12.2)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER
	13 Weeks Ended	13 Weeks Ended
	February 26, 2012	February 27, 2011	Percent Change
Net sales	$3,373.1	$3,141.3	7.4%
Costs and expenses:
Cost of goods sold	2,583.1	2,344.0	10.2%
Selling, general and administrative expenses	373.7	404.1	(7.5)%
Interest expense, net	49.7	51.6	(3.7)%

Income from continuing operations before income taxes and equity method investment earnings	366.6	341.6	7.3%
Income tax expense	107.0	122.5	(12.7)%
Equity method investment earnings	12.6	6.6	90.9%

Income from continuing operations	272.2	225.7	20.6%

Loss from discontinued operations, net of tax	—	(10.6)	(100.0)%

Net income	$272.2	$215.1	26.5%

Less: Net income attributable to noncontrolling interests	0.6	0.3	100.0%

Net income attributable to ConAgra Foods, Inc.	$271.6	$214.8	26.4%

Earnings per share – basic
Income from continuing operations	$0.66	$0.53	24.5%
Loss from discontinued operations	—	(0.03)	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$0.66	$0.50	32.0%

Weighted average shares outstanding	414.3	428.4	(3.3)%

Earnings per share – diluted

Income from continuing operations	$0.65	$0.52	25.0%
Loss from discontinued operations	—	(0.02)	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$0.65	$0.50	30.0%

Weighted average share and share equivalents outstanding	420.0	432.8	(3.0)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER
	39 Weeks Ended	39 Weeks Ended
	February 26, 2012	February 27, 2011	Percent Change
Net sales	$9,849.0	$9,093.1	8.3%
Costs and expenses:
Cost of goods sold	7,703.0	6,884.5	11.9%
Selling, general and administrative expenses	1,252.4	1,242.4	0.8%
Interest expense, net	153.2	122.6	25.0%

Income from continuing operations before income taxes and equity method investment earnings	740.4	843.6	(12.2)%
Income tax expense	238.3	290.8	(18.1)%
Equity method investment earnings	30.3	17.4	74.1%

Income from continuing operations	532.4	570.2	(6.6)%
Income (loss) from discontinued operations, net of tax	0.1	(7.0)	N/A

Net income	$532.5	$563.2	(5.5)%

Less: Net income attributable to noncontrolling interests	3.8	1.1	245.5%

Net income attributable to ConAgra Foods, Inc.	$528.7	$562.1	(5.9)%

Earnings per share – basic
Income from continuing operations	$1.28	$1.30	(1.5)%
Loss from discontinued operations	—	(0.01)	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$1.28	$1.29	(0.8)%

Weighted average shares outstanding	413.6	435.5	(5.0)%

Earnings per share – diluted
Income from continuing operations	$1.26	$1.29	(2.3)%
Loss from discontinued operations	—	(0.02)	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$1.26	$1.27	(0.8)%

Weighted average share and share equivalents outstanding	419.1	439.7	(4.7)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	February 26, 2012	May 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$604.2	$972.4
Receivables, less allowance for doubtful accounts of $8.2 and $7.8	944.7	849.4
Inventories	2,002.9	1,803.4
Prepaid expenses and other current assets	273.6	274.1

Total current assets	3,825.4	3,899.3

Property, plant and equipment, net	2,651.5	2,670.1
Goodwill	3,927.3	3,609.4
Brands, trademarks and other intangibles, net	1,094.6	936.3
Other assets	249.1	293.6

	$11,747.9	$11,408.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$3.0	$—
Current installments of long-term debt	43.3	363.5
Accounts payable	1,169.9	1,083.7
Accrued payroll	173.4	124.1
Other accrued liabilities	785.8	554.3

Total current liabilities	2,175.4	2,125.6

Senior long-term debt, excluding current installments	2,656.8	2,674.4
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,596.9	1,704.3
Total stockholders’ equity	5,122.9	4,708.5

	$11,747.9	$11,408.7

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CONAGRA FOODS

ConAgra Foods, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Thirty-nine weeks ended
	February 26, 2012	February 27, 2011
Cash flows from operating activities:
Net income	$532.5	$563.2
Income from discontinued operations	0.1	(7.0)

Income from continuing operations	532.4	570.2
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	277.1	264.3
Asset impairment charges	7.9	19.1
Gain on acquisition of controlling interest in Agro Tech Foods, Ltd.	(58.7)	—
Insurance recoveries recognized related to Garner accident	—	(2.1)
Receipts from insurance carriers related to Garner accident	—	16.9
Distributions from affiliates less than current earnings	(11.0)	(6.8)
Proceeds from settlement of interest rate swaps	—	31.5
Contributions to pension plans	(77.0)	(115.7)
Share-based payments expense	35.2	34.5
Receipt of interest on payment-in-kind notes earned in prior years	—	102.8
Gain on collection of payment-in-kind note	—	(25.0)
Other items (including noncurrent deferred income taxes)	51.0	246.3
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(54.6)	(22.8)
Inventory	(170.5)	(311.6)
Prepaid expenses and other current assets	9.2	(17.0)
Accounts payable	98.0	151.3
Accrued payroll	46.9	(115.3)
Other accrued liabilities	90.6	110.9

Net cash flows from operating activities – continuing operations	776.5	931.5
Net cash flows from operating activities – discontinued operations	2.9	8.4

Net cash flows from operating activities	779.4	939.9

Cash flows from investing activities:
Additions to property, plant and equipment	(239.1)	(347.2)
Sale of property, plant and equipment	7.5	1.2
Receipts from insurance carriers related to Garner accident	—	18.1
Purchase of businesses, net of cash acquired	(306.6)	(131.0)
Purchase of intangible assets	(62.5)	(18.0)
Proceeds from collection of payment-in-kind notes	—	412.5

Net cash flows from investing activities – continuing operations	(600.7)	(64.4)
Net cash flows from investing activities – discontinued operations	—	245.5

Net cash flows from investing activities	(600.7)	181.1

Cash flows from financing activities:
Net short-term borrowings	3.0	—
Repayment of long-term debt	(355.6)	(291.7)
Repurchase of ConAgra Foods common shares	(100.2)	(662.4)
Cash dividends paid	(288.8)	(276.7)
Exercise of stock options and issuance of other stock awards	199.3	30.0
Other items	1.0	2.0

Net cash flows from financing activities – continuing operations	(541.3)	(1,198.8)
Net cash flows from financing activities – discontinued operations	—	(0.1)

Net cash flows from financing activities	(541.3)	(1,198.9)

Effect of exchange rate changes on cash and cash equivalents	(5.6)	7.6
Net change in cash and cash equivalents	(368.2)	(70.3)
Cash and cash equivalents at beginning of period	972.4	953.2

Cash and cash equivalents at end of period	$604.2	$882.9

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